                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of National Medical Enterprises, Inc. of our report dated October 20, 1994, relating to the financial statements of American Medical Holdings, Inc. and American Medical International, Inc., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Information of AMH" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Information of AMH."

Price Waterhouse LLP
Dallas, Texas

January 30, 1995